Exhibit 5.1

              [LETTERHEAD OF KRAMER LEVIN NAFTALIS & FRANKEL LLP]

                                                     November 15, 2005

SIGA Technologies, Inc.
420 Lexington Avenue, Suite 408
New York, New York 10170

            Re:   SIGA Technologies, Inc.

Dear Ladies and Gentlemen:

      We have acted as counsel to SIGA Technologies, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,060,000 shares of common stock, par value $0.0001 per share, of the Registrant (the "Common Stock"), which includes (i) 2,000,000 shares of Common Stock (the "Shares") and (ii) 1,060,000 shares of Common Stock issuable upon the exercise of certain warrants (the "Warrant Shares").

      We have reviewed copies of the Registration Statement, the Restated Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, as amended, and resolutions of the Board of Directors of the Registrant.

            We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public official and others. We have not independently verified the facts so relied on.

      Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion (1) that the Shares have been legally issued, and are fully paid and non-assessable; and (2) the Warrant Shares, when issued and paid for in accordance with the terms and conditions of the respective warrants governing such issuance, will be legally issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


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            We do not express any opinion with respect to any law other than the
Delaware General Corporation Law and the federal laws of the United States of America. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

            Thomas E. Constance, a member of this Firm, is also a director of the Registrant.

                                      Very truly yours,


                                      /s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP